Exhibit 10.12
[RRTS LETTERHEAD]
March 19, 2010
Brian J. van Helden
4900 S. Pennsylvania Ave.
Cudahy, Wisconsin 53110
     Re:       Employment Terms
Dear Brian:
     The purpose of this letter is to set forth the Employment Terms regarding your employment by Roadrunner Transportation Services Holdings, Inc., a Delaware corporation (the “Company”) and you as the (“Executive”).
1.	Duties. You shall continue as the Vice President — Operations of the Company.

2.	Term. Executive shall be employed subject to the election of both parties.

3.	Compensation. Executive’s current base salary shall be $214,775 per annum, which may be increased from time to time in the discretion of the board of directors of the Company.

4.	Executive Bonus. Executive will be eligible to participate in the Company’s 2010 Management Bonus Plan and to receive awards under the Company’s 2010 Incentive Compensation Plan.

5.	Benefits. Executive will receive all benefits, including health insurance, as granted to other senior executives of the Company. The Company will agree to pay all cost for health insurance for Executive and Executive’s family.

6.	Vacation. Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy for executive officers.

7.	Termination. It is agreed that Executive is employed at will and may be terminated with or without Cause at any time upon ninety (90) days prior written notice.

8.	Severance. In the event Executive’s employment is terminated by the Company for any reason other than for Cause (or if you terminate your employment with Good Reason), the Company shall continue to pay the Executive his current base salary (as in effect on the date hereof and in accordance with the Company’s normal bi-monthly payroll practices) for a period of twelve (12) months following the effective date of Executive’s termination of employment. During such 12-month period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies, and programs provided by the Company (including medical and group life plans and programs) as of the date hereof. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive pursuant to this letter agreement. For purposes of this letter agreement, “Cause” and “Good Reason” shall have the definitions given to them in the Executive’s Stock Option and Shareholders’ Agreement with the Company, dated April 9, 2007.

9.	Change of Control. If, during the one-year period following a Change of Control, the Company shall terminate the Executive’s employment other than for Cause, the Company shall pay Executive the amounts set forth in paragraph 8 above. For the purpose of this letter agreement, a “Change of Control” shall mean:
     (i) The acquisition, at any time after the date hereof, by any person, entity, or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or
     (ii) The eight (8) individuals who, as of the date hereof, constitute the Board of Directors of the Company (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of Company’s Board of Directors; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this letter agreement, considered as though such person were a member of the Incumbent Board; or
     (iii) Approval by the stockholders of the Company of (1) a reorganization, merger, or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated company’s (or entity’s) then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such reorganization, merger, or consolidation, (2) a liquidation or dissolution of the Company, or (3) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution, or sale is subsequently abandoned.
10.	Confidentiality, Non-Competition, and Non-Solicitation. The Company’s obligation to pay severance amounts under paragraph 8 above is subject to (i) the Executive’s compliance with any confidentiality, non-competition, and non-solicitation agreements with the Company; and (ii) the Executive’s execution and delivery to the Company of a release, in form and substance reasonably acceptable to the Executive and the Company.

11.	Governing Law. This Agreement shall be governed by the laws of the State of Delaware.
Remainder of Page Intentionally Left Blank

     If you agree with the foregoing, please execute in the space provided below. By executing this letter agreement, you are also acknowledging and agreeing to the termination of your previous employment letter, dated September 25, 2008. We look forward to continuing a long and rewarding relationship.

ROADRUNNER TRANSPORTATION SERVICES HOLDINGS, INC.
By:	/s/ Mark A. DiBlasi
Mark A. DiBlasi
Chief Executive Officer

EXECUTIVE
/s/ Brian J. van Helden
Brian J. van Helden

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